UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2013 (October 16, 2013)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 16, 2013, the Board of Directors of AMC Networks Inc. (“AMC Networks”) expanded the size of the Board of Directors from 13 directors to 14 directors and appointed Mr. Jonathan F. Miller to serve as a member of the Board. In accordance with AMC Networks’ Amended and Restated Certificate of Incorporation, Mr. Miller was designated as a director elected by the holders of Class A Common Stock. Mr. Miller was also appointed as member of the Audit Committee of the Board of Directors.
Mr. Miller is a partner in Advancit Capital, a private investment firm. He was the Chairman and Chief Executive Officer of News Corporation’s digital media group and News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of America Online, Inc. (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Networks Information and Services, a predecessor to IAC/InterActiveCorp. Mr. Miller is currently a member of the Board of Directors of TripAdvisor, Inc., Shutterstock, Inc. and Houghton Mifflin Harcourt. Mr. Miller also serves on the Board of Trustees of the American Film Institute and the Paley Center for the Media and is a member of the International Academy of Television Arts & Sciences.
There were no arrangements or understandings between Mr. Miller and any other person pursuant to which Mr. Miller was selected as a director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc.
(Registrant)

Dated:	October 21, 2013	By:	/s/ Anne G. Kelly
Name: Anne G. Kelly
Title: Senior Vice President and Secretary